Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Owens & Minor, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-32497, 33-41402, 33-65606, 33-63248, 333-58337, 333-58341, 333-61550, 333-106361 and 333-124965) on Form S-8 of our reports dated February 26, 2007, with respect to the consolidated balance sheets of Owens & Minor, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Owens & Minor, Inc.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and on December 31, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards 158, Employees’ Accounting for Defined Pension and Other Postretirement Plans.

Richmond, Virginia

February 26, 2007